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                                                                    Exhibit 2(o)


                          REGISTRATION RIGHTS AGREEMENT

                            AMENDING AGREEMENT NO. 1

                  THIS IS AN AMENDING AGREEMENT made as of February 25, 1999 by and among WENDY'S INTERNATIONAL, INC., an Ohio corporation ("Wendy's") and RONALD V. JOYCE ("Shareholder").

                  WHEREAS:

         A. Wendy's and Shareholder entered into a Registration Rights Agreement dated as of December 29, 1995 (the "Registration Rights Agreement"); and

         B. Shareholder wishes to pledge Newco Exchangeable Shares to Canadian Imperial Bank of Commerce, a bank chartered under the laws of Canada ("CIBC") as security for loans which may be made from time to time by CIBC to Shareholder.

                  NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                 INTERPRETATION


1.1 One Agreement. This Agreement amends the Registration Rights Agreement and this Agreement and the Registration Rights Agreement shall be read, interpreted, construed and have effect as, and shall constitute one agreement with the same effect as if the amendments made to the Registration Rights Agreement by this Agreement had been contained in the Registration Rights Agreement as of the date of this Agreement.

1.2 Defined Terms. In this Agreement, unless something in the subject matter or context is inconsistent:

         (a) terms defined in the description of the parties or in the recitals have the respective meanings given to them in such description or recitals;

         (b) all other capitalized terms have the respective meanings given to them in the Registration Rights Agreement as amended by
                  Article 2 of this Agreement; and

         (c) "Bank" means a bank chartered under the laws of Canada to which an assignment has been properly made under Section 9.6(2) of the Registration Rights Agreement.


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1.3      Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4 References. All references in this Agreement to Articles and Sections, unless otherwise specified, are to Articles and Sections of the Registration Rights Agreement.

                                   ARTICLE II
                                   AMENDMENTS


2.1      The definition of Registrable Securities is amended to read as follows:

         Any Wendy's Common Shares (or any shares of capital stock issued in exchange therefor or reclassification thereof) issued to Shareholder (or a permitted assignee under Section 9.6(2) of this Agreement) pursuant to the Ancillary Agreements, except that particular Registrable Securities shall cease to be Registrable Securities if and at such time as (i) a registration statement with respect to the sale of such securities shall have been declared effective under the 1933 Act and such securities shall have been disposed of in accordance with such registration statement or (ii) such securities shall have been sold or otherwise transferred in a privately negotiated transaction, pursuant to Rule 144 under the 1933 Act, or otherwise, to a party other than Ronald V. Joyce or his legal representatives.

2.2 Section 9.1 of the Registrations Rights Agreement is amended to read as follows:

         9.1 Amendments, Modifications, etc. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed by duly authorized officers or representatives of Wendy's and Shareholder. In addition, so long as Newco Exchangeable Shares or any Wendy's Common Shares are pledged by Shareholder to a Bank any amendment, modification of, or supplement to this Agreement in any manner requires an instrument in writing signed by duly authorized officers or representatives of any such Bank.

2.3 Section 9.4 of the Registrations Rights Agreement is amended to add notice to CIBC (so long as Newco Exchangeable Shares or Wendy's Common Shares have been pledged and continue to be pledged by Shareholder to CIBC) as follows:

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         If to CIBC:

         Canadian Imperial Bank of Commerce
         Main Branch, Commerce Court West
         25 King Street West
         Toronto, Ontario
         M5L 1A2

         Attention:        P.J. Mulqueen
                           Senior Financial Adviser
         Facsimile:        (416) 980-7491

2.4      Section 9.6 of the Registration Rights Agreement shall be renumbered
Section 9.6(1), and Section 9.6(2) shall be added to the Registration Rights Agreement as follows:

         9.6(2) Assignment to a Bank. Notwithstanding Section 9.6(1) Shareholder shall be entitled to assign its rights together with its obligations, under this Agreement to a Bank in connection with and to the extent of Newco Exchangeable Shares from time to time pledged by Shareholder to a Bank as security for loans made by a Bank to Shareholder and upon such assignment such Bank shall be entitled to all of the rights of and be subject to all of the obligations of Shareholder with respect to such pledged Newco Exchangeable Shares as if such Bank were named in this Agreement in place of Shareholder. Such Bank shall give notice to Wendy's of any pledge of Newco Exchangeable Shares along with a copy of the pledge and such Bank shall agree in writing, as pledgee, to be bound by the obligations of Shareholder under the Registration Rights Agreement to the extent that such obligations apply to Newco Exchangeable Shares pledged by Shareholder to such Bank.



                                  ARTICLE III
                                    GENERAL

3.1 Effective Date and Confirmation. This Agreement and the amendment to the Registration Rights Agreement contained in this Agreement shall be effective as of and from the date of this Agreement. The Registration Rights Agreement, as amended by this Agreement, is confirmed by Wendy's and Shareholder.

3.2 Binding Nature. This Agreement shall enure to the benefit of and be binding upon each of Wendy's and Shareholder and their respective successors and permitted assigns.

3.3 Conflicts. If any provision of this Agreement is inconsistent with any provision of the Registration Rights Agreement the relevant provision of this Agreement shall prevail.



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3.4      Law of Contract. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflict of law rules.

3.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

         IN WITNESS OF WHICH Wendy's and Shareholder have executed this Agreement as of the date indicated on the first page of this Agreement.


                                   WENDY'S INTERNATIONAL, INC.


                                   By: /s/ Frederick R. Reed
                                       ----------------------------------------
                                       Name:  Frederick R. Reed
                                       Title: Chief Financial Officer/Secretary



                                   By: /s/ Lawrence A. Laudick
                                       ---------------------------------------
                                       Name: Lawrence A. Laudick
                                       Title:  Assistant Secretary

                                       I/We have authority to bind Wendy's
                                       International, Inc.



/s/ Gord Oliver                        /s/ Ronald V. Joyce
----------------------------           ---------------------------------------
WITNESS                                RONALD V. JOYCE